Appleton completes sale of BemroseBooth

(Appleton, Wis., August 4, 2008)  Appleton announced today that it has simultaneously entered into a definitive agreement to sell and completed the sale of Bemrose Group Limited to an acquisition affiliate of American Industrial Acquisition Corporation, a U.S.-based private equity firm. Terms of the sale were not disclosed.

BemroseBooth was a wholly-owned subsidiary that Appleton acquired in December 2003. In January, Appleton’s chief executive officer, Mark Richards, announced that Appleton intends to focus on its core businesses and would explore the sale of BemroseBooth because it no longer complements Appleton’s long-term strategic direction.

About BemroseBooth
BemroseBooth produces security-printed vouchers and payment cards, mass transit and car parking tickets, variable data labeling, high-integrity mailing and printed calendars. The company also offers print management services, such as creative design, product sourcing and stock and logistics management, through a network of external suppliers. BemroseBooth employs nearly 600 people at operations in Derby, Hull and Teesside, United Kingdom.

About Appleton
Appleton creates product solutions through its development and use of coating formulations and applications and encapsulation technology. Appleton produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and Massachusetts, employs approximately 3,000 people and is 100 percent employee owned. For more information visit www.appletonideas.com

Media Contact:                         Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

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